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                                    EXHIBIT 8

                            FORM OF NOTICE OF DISSENT


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                   NOTICE TO SHAREHOLDERS OF RIGHT TO DISSENT

                      COMPOST AMERICA HOLDING COMPANY, INC.


         THIS NOTICE TO SHAREHOLDERS OF RIGHT TO DISSENT is given this ___ day of April, 2000 pursuant to a resolution of the Board of Directors (the "Board") of Compost America Holding Company, Inc., a New Jersey corporation (the "Company"), and Section 14A:5-6(2) and Chapter 11 of the New Jersey Business Corporation Act (the "Act").

         1. You are hereby notified that the Company and Synagro Technologies, Inc. ("Synagro") have negotiated, and propose and intend to consummate, execute and deliver a Stock Purchase Agreement to be effective on or about May 8, 2000 or such later date as may be required by law (the "Stock Purchase Agreement"), whereby, upon satisfaction of certain conditions stated therein, the Company will sell to Synagro all of the outstanding shares of capital stock of the Company's wholly-owned subsidiary, Environmental Protection & Improvement Company, Inc. ("EPIC"). The Company's sale of EPIC may constitute a sale of all or substantially all of the Company's assets not in the usual or regular course of business within the meaning of Section 14A:11-1(b) of the Act, thereby requiring approval of the owners of a majority of the Company's voting shares outstanding.

         2. On March 6, 2000 and March 23, 2006, the Board approved the sale of EPIC, the distribution of an information statement (the "Information Statement") to all shareholders, the distribution of this notice and the consummation of certain other transactions ( the "Transactions") in connection therewith (all as more fully described in the Information Statement), subject to the approval of shareholders entitled to cast at least the minimum number of votes which would be necessary to authorize such actions at a meeting at which the shareholders entitled to vote thereon were present in accordance with the Act. A copy of the Information Statement accompanies this Notice to Shareholders of Right to Dissent.

         3. On March 23, 2000, the Board received the written consents to such actions from a majority of the shareholders entitled to vote thereon.

         4. You are hereby notified that the proposed effective date of the Transactions is May 8, 2000 and that you have certain rights as a non-consenting shareholder, including the right to dissent and be paid fair value ("Fair Value") for your shares.

         5. To exercise your right to dissent and receive Fair Value for your shares, you must provide, within twenty days of the mailing hereof, which date is May 8, 2000, written notice to the Company of your dissent and demand for Fair Value in the form attached hereto and made a part hereof ("Notice of Dissent and Demand"). Upon making such Notice of Dissent and Demand, you shall cease to have any of the rights of a shareholder except the right to be paid Fair Value for your shares and any other rights of a dissenting shareholder under the Act. Fair value shall be determined as of March 22, 2000, the day prior to the day the Company received written consents from a majority of the shareholders entitled to vote thereon.


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         6. Notice of Dissent and Demand may be supplied to:

            Compost America Holding Company, Inc.
            One Gateway Center, 25th Floor
            Newark, NJ  07102
            Attention: Richard Franks, Esquire

         7. Upon your written Notice of Dissent and Demand, you must submit your share certificates or certificates representing your shares (the "Certificates") in the Company at the above address for notation on such Certificate that such Notice of Dissent and Demand has been made. The Company must receive such Certificates no later than twenty days after your Notice of Dissent and Demand and such Certificates shall be returned to you with such notation.

         8. Your rights as a dissenting shareholder shall cease if: (1) you fail to present your certificates for notation within twenty days of your Notice of Dissent and Demand; (2) your Notice of Dissent and Demand is withdrawn with the written consent of the Company; (3) Fair Value is not agreed upon and no action to determine the Fair Value is commenced within the time periods provided below in paragraphs 9, 10 and 11; (4) the Superior Court of the State of New Jersey determines that you are not entitled to payment for your shares; (5) the sale of EPIC is abandoned or rescinded; or (6) a court of competent having jurisdiction permanently enjoins or sets aside the sale of EPIC.

         9. Not later than 10 days after the expiration of the period within which you may provide a Notice of Dissent and Demand to be paid the Fair Value of your shares, the Company shall mail to you the balance sheet and the surplus statement of the Company, as of the latest available date (which shall not be earlier than 12 months prior to the making of such offer) and a profit and loss statement or statements representing not less than a 12-month period ended on the date of such balance sheet. The Company may accompany such mailing with a written offer to pay you for your shares at a specified price deemed by the Company to be the Fair Value thereof. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or, if shares are divided into series, of the same series.

         10. If, not later than 30 days after the expiration of the 10-day period specified in paragraph 9 above, Fair Value is agreed upon between you and the Company, payment therefor shall be made upon surrender of the Certificate to the Company.

         11. If Fair Value is not agreed upon within the 30-day period specified in paragraph 10 above, you may serve upon the Company a written demand (a "Determination Demand") that it commence an action in the Superior Court for the determination of the Fair Value of the shares. Such Determination Demand shall be served not later than 30 days after the expiration of the 30-day period for making the Determination Demand and such action shall be commenced by the Company not later than 30 days after receipt by the Company of such Determination Demand, but nothing herein shall prevent the Company from commencing such action at any earlier time.



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         12. If the Company fails to commence the action as provided in the immediately preceding paragraph, you may do so in the name of the Company, not later than 60 days after the expiration of the time limited by the immediately preceding paragraph in which the Company may commence such an action.

         13. In any action to determine the Fair Value of shares, the Superior Court of New Jersey shall (i) have jurisdiction to proceed in a summary manner,
(ii) make all dissenting shareholders parties to the action, (iii) have discretion to appoint an appraiser to receive evidence and report to the court on the question of Fair Value and (iv) have the power to render judgment against the Company in the amount of the Fair Value of the shares. A judgment in any such action shall be payable upon surrender to the corporation of the Certificate. The costs and expenses of bringing any such action, including the fees and expenses of any appraiser but excluding fees and expenses of counsel and any experts you may employ, will be determined by the court and apportioned among the parties to the action.




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                          NOTICE OF DISSENT AND DEMAND

         The undersigned is the registered owner of _____ shares of common stock of Compost America Holding Company, Inc., a New Jersey corporation (the "Company") bearing certificate number(s) ___________ (the "Shares").

         The undersigned acknowledges receipt from the Company of a copy of a Notice to Shareholders of Right to Dissent dated April __, 2000. In compliance with the terms of Section 14A:5-6(2) and Chapter 11 of the New Jersey Business Corporation Act, the undersigned hereby notifies the Company that such shareholder wishes to dissent from the Transactions (as defined in the Notice to Shareholders of Right to Dissent) and demands Fair Value (as defined in the Notice to Shareholders of Right to Dissent) for the Shares.



         Print Name of Registered Owner     ___________________________

         Dated:                             ___________________________

         Signature:                         ___________________________




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